Exhibit 10.1

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (“Agreement”), dated February 24, 2015, for reference purposes only, is entered into by and between INVACARE CORPORATION, an Ohio corporation (“Seller”), and INDUSTRIAL REALTY GROUP, LLC, a Nevada limited liability company or its assignee (“Buyer”), with reference to the following facts:

RECITALS:

A.    Seller is the fee simple owner of the CF Building Property, the Taylor Street Property, the Taylor Woods Property and the Sanford Property, all as hereinafter defined, containing, in total, approximately 51.66 acres of real property improved with approximately 575,589 square feet of office, manufacturing and warehouse space.
B.    Buyer desires to purchase the Properties from Seller and Seller is willing to sell the Properties to Buyer on the terms and conditions set forth in this Agreement.
NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledges, the parties agree as follows:

1.    Purchase and Sale.

Seller agrees to sell the Properties to Buyer and Buyer agrees to purchase the Properties from Seller, all on the terms, covenants and conditions set forth in this Agreement. The “Properties” include the following:
A.    Land. The land (“Land”) consisting of, collectively: (i) approximately 5.67 acres of improved real property located at 1166 Taylor Street, Elyria, OH, also known as Lorain County Permanent Parcel Nos. 06-25-009-000-009 and 06-25-010-102-025 (“CF Building Land”) legally described in Exhibit“A-1” attached hereto; (ii) approximately 19.67 acres of real property improved with two buildings containing approximately 301,656 square feet of office and manufacturing space located at One Invacare Way and 1200 Taylor Street, Elyria, OH, also known as Lorain County Permanent Parcel No. 06-25-008-000-014 (“Taylor Street Land”) legally described in Exhibit “A-2” attached hereto; (iii) approximately 14.62 acres of real property located at 39400 Taylor Parkway, North Ridgeville, OH, also known as Lorain County Permanent Parcel No. 07-00-047-000-082 (“Taylor Woods Land”) legally described in Exhibit “A-3” attached hereto; and, (iv) approximately 11.7 acres of real property located at 2101 E Lake Mary, Sanford, FL, also known as Seminole County Tax Parcel 07-20-31-300-023A-0000 (“Sanford Land”) legally described in Exhibit “A-4” attached hereto, together with all of Seller’s right, title and interest in and to all easements, utility reservations, mineral rights, rights of way, strips of land, tenements, hereditaments, privileges, licenses, appurtenances, reversions, remainders in any way belonging, remaining or appertaining thereto;
B.    Improvements. The buildings, consisting of, collectively: (i) 4,800 square feet of office space located on the CF Building Land (“CF Building”); (ii) 50,000 square feet of office space located on the Taylor Street Land (“Headquarters Building”); (iii) 251,656 square feet of manufacturing space located on the Taylor Street Land (“Elyria Manufacturing Building”); (iv) approximately 152,861 square feet of office/warehouse space located on the Taylor Woods Land (“Taylor Woods Building”); and, (v) approximately 116,272 square feet of office/manufacturing space located on the Sanford Land (“Sanford Building”), together with all other structures and improvements (collectively, “Improvements”) now situated on the Land including, but not limited to, fixtures, elevators, heating, air conditioning, plumbing, mechanical, electrical, drainage, security, life safety and fire alarm systems, and their component parts;
C.    Personal Property. All of Seller’s interest in the personal property listed on Schedule 1.C attached hereto, which is owned by Seller and currently attached to, located on and used in connection with the ownership, management, maintenance and operation of the Improvements and the Land (collectively, the “Personal Property”); and,
D.    Intangible Property. Any and all right, title and interest of Seller in all (i) development rights and entitlements owned by Seller; (ii) guaranties and warranties issued to Seller with respect to the Improvements or the Personal Property; and (iii) any and all Property Information as defined herein and listed on Exhibit “B” attached hereto (collectively, “Intangible Property”).
For purposes of this Agreement, (i) the CF Building Land, the CF Building and all Improvements, Personal Property and Intangible Property related thereto are collectively referred to as the “CF Building Property,” (ii) the Taylor Street Land, the Headquarters Building, Elyria Manufacturing Building and all Improvements, Personal Property and Intangible Property related thereto are collectively referred to as the “Taylor Street Property,” (iii) the Taylor Woods Land, the Taylor Woods Building and all Improvements, Personal Property and Intangible Property related thereto are collectively referred to as the “Taylor Woods Property,” and (iv) the Sanford Land, the Sanford Building and all Improvements, Personal Property and Intangible Property related thereto are collectively referred to as the “Sanford Property” (each of the foregoing sometimes individually referred to as a “Property”).
2.    Purchase Price.

The purchase price for the Properties shall be $23,000,000.00 net to Seller (“Purchase Price”). The Purchase Price shall be allocated between the Properties, the Real Property, Personal Property, and Intangible Property as shown on Schedule 2.0 attached hereto.

3.    Payment of Purchase Price.

The Purchase Price shall be paid to Seller by Buyer as follows:

A.    Escrow. Within five (5) days following the full execution of this Agreement, an escrow (“Escrow”) will be opened at First American Title Insurance Company, 3281 East Guasti Road, Suite 440, Ontario, CA 91761 (“Title Company”), Attn: Mary Brown, Escrow Officer, Tel. (909) 510-6237, email: marybrown@firstam.com (“Escrow Agent”) by delivery to Escrow Agent of a copy of this Agreement executed by Seller and Buyer. If Escrow Agent requires any supplemental or additional instructions, then Seller and Buyer shall promptly provide the same consistent with the provisions of this Agreement.

B.    Deposit. Upon opening the Escrow, Buyer shall deposit with the Escrow Agent the sum of $100,000.00 (“Deposit”). The Deposit shall be placed in an interest-bearing account, and all interest accrued thereon shall become part of the Deposit and shall be payable to the party entitled to receive the Deposit. On the Closing Date, the Deposit shall be applied against the Purchase Price. In the event Buyer terminates this Agreement before the expiration of the Review Period pursuant to Paragraph 5.B, the Deposit (less any escrow cancellation charges) shall be returned to Buyer.

C.    Balance of Purchase Price. Buyer shall pay the balance of the Purchase Price, plus or minus prorations and other charges or amounts payable pursuant to this Agreement, to Seller in immediately available funds through the Escrow at the Closing Date.
4.    Title.

A.    Title Policy. Seller shall convey good and clear record and marketable title to the Properties to Buyer by limited warranty deed for the Ohio properties and by special warranty deed for the Sanford Property, subject only to the following exceptions to title (“Permitted Exceptions”):

(1)    A lien to secure payment of real estate taxes and assessments not yet due and payable; and

(2)    Such other exceptions to title as may be approved by Buyer pursuant to the provisions of Paragraph 4.B.

Any mortgage or other monetary liens on the Properties (“Monetary Liens”) shall be discharged, released as to the Properties or paid by Seller at Closing. On the Closing Date (as defined in Paragraph 8), the Title Company shall issue to Buyer its ALTA extended coverage owner’s policy of title insurance (“Owner’s Policy”) in the face amount of the Purchase Price, showing title to the Properties vested of record in Buyer, subject only to the Permitted Exceptions.
B.    Survey and Title Documents. Upon execution of this Agreement, but prior to the expiration of the Review Period as defined herein, Buyer may commission an ALTA survey covering the Land and all improvements on the Land and otherwise in form sufficient to permit deletion of the survey exception from the Owner’s Policy (“Survey”) and Buyer shall obtain a preliminary title report or title commitment for the issuance of the Owner’s Policy (“Title Report”) together with legible copies of all title exception documents shown thereon (“Title Documents”). Buyer’s approval of exceptions to title and the Survey shall be a condition precedent to Buyer’s obligation to purchase the Properties. Within fourteen (14) days after receipt of the Survey, Title Report and Title Documents, and within five (5) days after any updates or supplements thereto, Buyer shall furnish to Seller a written list of any objections to matters shown on the Title Report or the Survey, stating the items to which Buyer objects and the reasons therefor (“Disapproval Notice”). Seller shall then have fourteen (14) days after the date of such Disapproval Notice to make such arrangements or take such steps to satisfy Buyer’s objection(s) or to notify Buyer that it cannot or will not correct such issue (“Title Cure Period”). If (i) Seller is unable to remove or correct such objection(s) within the Title Cure Period and (ii) Buyer does not waive, in writing, its disapproval, then this Agreement shall terminate, the Deposit (less any escrow cancellation charges) shall be returned to Buyer, and the parties shall have no further obligations to each other except for such provisions that specifically survive the termination of this Agreement. If Buyer fails to timely give the Disapproval Notice as set forth herein, the condition in this Paragraph 4.B shall be deemed satisfied, and Buyer shall be deemed to have accepted all matters contained in the Title Report and the Survey.
5.    Inspection.

A.    Property Information. Upon full execution of this Agreement, Seller shall make available to Buyer the items listed on Exhibit “B” attached hereto, as well as such other information that Buyer may reasonably request, all of which Seller has in its possession or under its control (collectively, “Property Information”).

B.    Review Period. Upon execution of this Agreement and expiring forty-five (45) days thereafter (“Review Period”), Buyer shall have the opportunity to review the Property Information and perform such investigations, inquiries, and feasibility studies, as it deems appropriate to decide whether the Properties are acceptable to Buyer. All costs and expenses in connection with any such study or investigation shall be borne solely by Buyer. Buyer’s obligation to purchase the Properties as herein provided shall be subject to Buyer’s approval of the Properties in its sole discretion. Seller shall provide access to the Properties to Buyer and Buyer’s agents and consultants during normal business hours for the purpose of conducting any such investigations, inquiries or feasibility studies. However, Buyer shall give advance notice of any such inspections and shall use its commercially reasonable efforts not to interfere with Seller’s operations. Buyer shall indemnify and hold Seller harmless from and against all liability, claims, demands, damages or costs, including reasonable attorneys’ fees, arising from or connected with Buyer’s inspection of the Properties. If before the end of the Review Period Buyer sends written notice to Seller that the Properties are acceptable to Buyer (“Acceptance Notice”), Buyer shall be obligated to close the transaction as provided herein. If Buyer fails to send an Acceptance Notice to Seller before the end of the Review Period, Buyer shall be deemed to have decided that the Properties are not acceptable to Buyer, the obligation of Seller to sell and Buyer to buy the Properties shall automatically terminate and the Deposit (less any escrow cancellation charges) shall be returned to Buyer without further action by the parties. In such event, Buyer agrees to execute any reasonable correspondence indicating that the Agreement has been terminated. Such obligation shall survive the termination of the Agreement.

C.    Leaseback. During the Review Period, Buyer and Seller shall use their good faith efforts to negotiate four mutually agreeable leases that will be executed and placed into Escrow for Closing, one each for the CF Building Property, Taylor Street Property, Taylor Woods Property and the Sanford Property (each a “Lease” and, collectively, the “Leases”) pursuant to which Seller shall lease back each of the foregoing properties from Buyer for a period of twenty (20) years on an absolute bond type lease basis wherein all costs of ownership and property related expenses shall be the sole responsibility of Seller. The Leases shall each be cross defaulted for the Initial Term(s). The total initial annual rent for the Properties for the first year shall be $2,275,000, which payment shall be allocated among the four (4) properties as Seller may determine, subject to Buyer’s reasonable approval. Thereafter, the annual rent shall increase annually based upon the applicable geographical CPI. The Leases shall each have three (3) 10-year renewal options, which options shall be deemed automatically renewed unless Seller elects to cancel any such option upon not less than eighteen (18) months prior written notice. Annual rent during each option term shall be based upon the greater of (i) the then fair market rental rate for each individual Property, or (ii) the then current rent and shall continue to increase annually by the applicable CPI.

6.    Conditions Precedent to Buyer’s Obligation.

The obligation of Buyer to buy the Properties shall be subject to full satisfaction of the following conditions precedent:

A.    Buyer’s approval of the conditions of title in accordance with Paragraph 4.

B.    The Title Company’s irrevocable commitment to issue the Owner’s Policy in the form provided in the form provided in Paragraph 4.A.

C.    Buyer’s approval of the Properties within the Review Period in accordance with Paragraph 5.

D.    No material adverse change in the Properties before the Closing Date.

E.    The truth and accuracy of each representation and warranty of Seller contained herein as if made on and as of the Closing Date.

F.    The deposit into Escrow of a Lease for each Property signed by Seller in the form agreed to by Buyer and Seller during the Review Period.

G.    Delivery to Buyer within ten (10) days after the expiration of the Review Period of a signed and completed estoppel certificate and subordination, non-disturbance and attornment agreement executed by Seller, as tenant, on such form acceptable to Buyer, completed by such tenant and certifying (i) that the lease is in full force and effect and has not been modified or amended except as set forth in the estoppel certificate, (ii) the amount of rent payable under the lease, (iii) the amount of the security deposit, if any, (iv) the lease termination date, (v) the date through which rent is paid, (vi) that no default on the part of Seller exists to the best knowledge of the tenant, and (vii) that the tenant claims no right of offset against Seller under the lease.

Buyer may waive any of the conditions precedent to Buyer’s obligation to perform under this Agreement. If the conditions set forth in Paragraphs 6.A through 6.G are not satisfied or waived by Buyer, then this Agreement shall terminate, the Deposit (less any escrow cancellation charges) shall be returned to Buyer, and the parties shall have no further obligations to each other except for such provisions that specifically survive the termination of this Agreement.
7.    Conditions Precedent to Seller’s Obligation to Close.

The obligation of Seller to sell the Properties shall be subject to timely satisfaction or waiver of the following conditions precedent:
A.    Buyer’s timely delivery to Escrow Agent of the Deposit, the balance of the Purchase Price and any other funds required of Buyer.
B.    The truth and accuracy of each representation and warranty of Buyer contained herein as if made on and as of the Closing Date.
C.    Buyer shall not then be in default of any covenant or agreement to be performed by Buyer under this Agreement.
D.    The deposit into Escrow of a Lease for each Property signed by Buyer in the form agreed to by Buyer and Seller during the Review Period.
Seller may waive any of the conditions precedent to Seller’s obligation to perform under this Agreement. If the conditions set forth in Paragraphs 7.A through 7.D are not satisfied or waived by Seller, then this Agreement shall terminate, the Deposit (less any escrow cancellation charges) shall be paid to Seller, and the parties shall have no further obligations to each other except for such provisions that specifically survive the termination of this Agreement.
8.    Closing.

The sale and purchase of the Properties provided herein shall be consummated at a closing (“Closing”), which shall be held on the Closing Date at the offices of Title Company, or at such other time and place as Seller and Buyer may agree upon. As used herein, “Closing Date” means forty-five (45) days after the expiration of the Review Period, or such earlier date as Seller and Buyer may agree upon. The parties shall use good faith efforts to close this transaction in the first quarter of 2015. At the Closing, Seller and Buyer shall deliver to the other party such documents as are typical and customary for transactions involving properties of similar size, type and location as the each Property, and as may be necessary or appropriate to consummate the transactions contemplated in this Agreement.
9.    Closing Costs and Prorations.

Buyer shall pay for the escrow fees, the premium for Owner’s Policy, cost of the Survey, realty transfer taxes and any other costs of Buyer hereunder. Seller and Buyer shall each pay their own attorneys’ fees. There shall be no prorations of operating expenses, utility charges or real property taxes, all of which shall continue to be paid by Seller as tenant under the Leases.

10.    Representations and Warranties by Seller.

Effective as of the date of this Agreement and as of the Closing Date, Seller hereby represents and warrants to Buyer, which representations and warranties shall be accurate and true in all material respects on the Closing Date as if made on the Closing Date, and acknowledges that Buyer is relying upon such representations and warranties in purchasing the Properties, as follows:
A.    Seller is a corporation duly organized, validly existing, and in good standing under the laws of the State of Ohio. Seller has full power and authority to execute and deliver this Agreement and all of Seller’s closing documents, to engage in the transactions contemplated by this Agreement, and to perform and observe all of Seller’s obligations under this Agreement.
B.    Seller and the persons signing this Agreement for Seller have the authority and power to sign this Agreement, to perform all of Seller’s obligations under this Agreement and to sign and deliver all of the documents required to be signed and delivered by Seller without the consent or approval of any other person.
C.    This Agreement has been duly executed and delivered by Seller and is a legal, valid and binding instrument, enforceable against Seller in accordance with its terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally, and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
D.    Seller has and on the Closing Date will have good and marketable fee simple title to the Properties subject to the Permitted Exceptions; Seller shall not do, commit, allow to be done or fail to do anything that would have a material adverse effect on Seller’s title to or condition of the Properties.

E.    Seller has not received any written notification that the Properties are currently in violation of any applicable federal, state, county or municipal land use, zoning, or other law, statute, ordinance, rule, regulation, administrative or judicial order, which have not either been previously cured or which will not be cured prior to Closing.

F.    Other than: (i) the Notice of Intent to acquire a pipeline easement over a portion of the Taylor Woods Land; and, (ii) the notice(s) regarding possible storm water assessments regarding the Ohio Properties, Seller has not received any notice of any proceedings in condemnation, nor any written offer to purchase all or any part of the Properties in lieu of condemnation, nor of any contemplated zoning change or other action by any governmental body, authority or agency that will in any way materially affect the Properties including, but not limited to, the size of, use of, construction on or access to the Properties.

G.    Seller shall maintain and operate the Properties from the date hereof until the Closing in its present condition, ordinary wear and tear excepted, which shall include maintaining existing policies of fire and casualty insurance on the Properties, and Seller shall not enter into any lease, rental agreement or contract without Buyer’s consent, which consent shall not be unreasonably withheld.

H.    There is no litigation, dispute, action or claim against any person, whether pending or threatened, which may have a material adverse effect on the Properties.

I.    There is no default under any agreement, contract, lease or other commitment, or any claim, demand, litigation, proceedings or governmental investigation pending or threatened against Seller relating to the Properties, which would materially and adversely affect the Properties.

J.    To the best of Seller’s knowledge, the Properties are in substantial compliance with all federal, state and local laws relating to pollution or protection of the environment (“Environmental Laws”) and there is no civil, criminal or administrative action, suit, demand, claim, hearing, notice of violation, investigation, proceeding, notice or demand letter pending or threatened against Seller in respect of the Properties or the activities conducted thereon relating in any way to Environmental Laws; the Properties are free from underground storage tanks.

K.    On the Closing Date there will be no parties with any rights of possession to the Properties other than Seller and Buyer.

L.    Seller is not a “foreign person” and is not subject to withholding within the meaning of Section 1445 of the Code. Seller shall execute and deliver to Buyer through and at the Close of Escrow a non-foreign affidavit in form acceptable to Buyer.

M.    To the best of Seller’s knowledge, all of the information and documents prepared by Seller and delivered or to be delivered to Buyer pursuant to this Agreement will be true and correct and do not and will not omit to state a material fact.

N.    The representations contained herein shall survive Closing for a period of one (1) year.

11.    Representations and Warranties by Buyer.

Effective as of the date of this Agreement and as of the Closing Date, Buyer hereby represents and warrants to Seller, which representations and warranties shall be accurate and true in all material respects on the Closing Date as if made on the Closing Date, and acknowledges that Seller is relying upon such representations and warranties in purchasing the Properties, as follows:
A.    Buyer is a limited liability company, duly organized, validly existing, and in good standing under the laws of the State of Nevada. Buyer has full power and authority to execute and deliver this Agreement and all of Buyer’s closing documents, to engage in the transactions contemplated by this Agreement, and to perform and observe all of Buyer’s obligations under this Agreement.
B.    Buyer and the persons signing this Agreement for Buyer have the authority and power to sign this Agreement, to perform all of Buyer’s obligations under this Agreement and to sign and deliver all of the documents required to be signed and delivered by Buyer without the consent or approval of any other person.

C.    This Agreement has been duly executed and delivered by Buyer and is a legal, valid and binding instrument, enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally, and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
12.    Destruction of the Properties.

If any of the Properties is materially damaged or destroyed between the date of this Agreement and the Closing Date, Buyer shall have the right, exercisable in Buyer’s sole discretion, to:

A.    Terminate this Agreement, in which event the Deposit shall be returned to Buyer and neither party shall have any further obligation or liability to the other;

B.    Accept the Properties in their then condition, in which event there shall be credited against the Purchase Price any deductible which is payable under all applicable insurance policies which provide insurance coverage for the Properties or Improvements and all proceeds of insurance payable to Seller by reason of such damage shall be assigned and paid by Seller to Buyer; or

C.    Notify Seller of Buyer’s intent to purchase the Properties and direct Seller to correct the damage or destruction to the Properties, in which event Seller shall diligently correct such matters at Seller’s sole expense, unless such damage or destruction can’t reasonably be completed within six (6) months after the damage or destruction. If Buyer elects to proceed pursuant to this Paragraph 12.C, the Closing Date shall be extended for such time as reasonably necessary to allow for completion of such repairs. If Seller does not correct the matters within that time, Buyer shall still be entitled to exercise any other option available hereunder. Following notification of the existence of any damage or destruction, Buyer’s failure to affirmatively elect shall be considered an election to terminate this Agreement under Paragraph 12.A above.

13.    Condemnation.

Excepting the Notice of Intent to acquire a pipeline easement over a portion of the Taylor Woods Land, if prior to the Closing Date, all or a material portion of any of the Properties or the means of ingress or egress thereon is taken by eminent domain (or is the subject of a pending or contemplated taking which has not been consummated), including, but not limited to, any land donation or public space requirements or encumbrances on the Properties requiring contributions by Seller, Seller shall promptly notify Buyer of such fact. Buyer shall then have the option to terminate this Agreement upon notice to Seller given not later than twenty (20) days after receipt of Seller’s notice. If Buyer elects to terminate this Agreement, the Deposit (less any escrow cancellation charges) shall be returned to Buyer, and the parties shall have no further obligations to each other except for such provisions that specifically survive the termination of this Agreement. If Buyer does not elect to terminate this Agreement, Seller shall assign and turn over to Buyer, and Buyer shall be entitled to receive and keep, all awards for the taking by eminent domain and shall be obligated to proceed to Closing with no reduction in the Purchase Price.
14.    Indemnification.

For a period of one (1) year after Closing, Seller shall hold harmless, indemnify and defend Buyer, including reasonable attorney’s fees and costs, from and against: (1) any and all claims, suits, demands, actions or proceedings in any way related to the Properties and arising or accruing before the Closing Date, or in any way related to or arising from any act, conduct, omission, contract or commitment of Seller at any time or times; and (2) all costs and expenses, including attorneys’ fees, related to any actions, suits or judgments incident to any of the foregoing. Buyer shall notify Seller of any such claim against Buyer within thirty (30) days after it has notice of such claim, but failure to notify Seller shall in no case prejudice the rights of Buyer under this Agreement unless Seller shall be prejudiced by such failure and then only to the extent of such prejudice. Should Seller fail to discharge or undertake to defend Buyer against such liability upon learning of the same, then Buyer may settle such liability and Seller’s liability to Buyer shall be conclusively established by such settlement, the amount of such liability to include both the settlement consideration and the reasonable costs and expenses, including attorneys’ fees, incurred by Buyer in effecting such settlement.

15.    Liquidated Damages/Specific Performance.

A.    Seller and Buyer acknowledge that it would be extremely impractical and difficult to ascertain actual damages that would be suffered by Seller if Buyer fails to consummate the purchase of the Properties as and when contemplated by this Agreement. Accordingly, if Buyer fails to close the transaction for purchase of the Properties when required by this Agreement, the Deposit and any interest accrued thereon shall be delivered by Title Company to Seller as liquidated damages as Seller’s sole and exclusive remedy for Buyer’s breach or default, whereupon this Agreement shall terminate and Buyer and Seller shall be relieved of further liability hereunder, at law or in equity.

B.    If Seller shall be in material breach of any obligation of Seller under this Agreement and shall not have cured such breach on or prior to the Closing Date, Buyer may terminate this Agreement and/or pursue all remedies provided at law or in equity, including specific performance. If this Agreement is terminated by Buyer pursuant to this paragraph, the Deposit shall be immediately returned to Buyer.

16.    Possession.

Possession of the Properties, subject to the rights of Seller as tenant under the Leases, shall be delivered to Buyer at the Closing.

17.    Miscellaneous.

A.    Final and Entire Agreement; Integration. This Agreement is the final, entire and exclusive agreement between the parties and supersedes any and all prior agreements, negotiations and communications, oral or written. No representation, promise, inducement or statement of intention has been made by any of the parties not embodied in this Agreement or in the documents referred to herein, and no party shall be bound by or liable for any alleged representation, promise, inducement or statements of intention not set forth or referred to in this Agreement. No supplement, modification, or amendment to this Agreement shall be binding or effective unless executed in writing by the parties and by no other means.
B.    Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective shareholders, partners, directors, officers, heirs, beneficiaries, successors, representatives and assigns.
C.    Assignment. No party to this Agreement may assign its rights or delegate its duties hereunder without the prior written consent of all parties to this Agreement; provided, however, that either Buyer or Seller may assign its rights or delegate its duties hereunder to an affiliated entity, but any such assignment shall not relieve the party assigning its rights of its obligations hereunder.
D.    Notices. Any notice, demand, consent, approval or documents which any party is required or may desire to give or deliver to the other shall be given in writing by (i) personal delivery; (ii) certified mail, return receipt requested, postage prepaid; (iii) a national overnight courier service that provides written evidence of delivery; or (iv) facsimile or email transmission and addressed as follows:

To Buyer:	Industrial Realty Group, LLC
11100 Santa Monica Boulevard, Suite 850
Los Angeles, California 90025
Attention: Stuart Lichter
Email: slichter@irg.cc
Phone: (310) 806-4434
Fax: (310) 473-8702

With a copy to:	Fainsbert Mase Brown Gordon & Sussman, LLP
11100 Santa Monica Boulevard, Suite 870
Los Angeles, California 90025
Attention: Jerry A. Brown, Esq.
Email: jbrown@fms-law.com
Phone: (310) 473-6400
Fax: (310) 473-8702

To Seller:	Invacare Corporation
One Invacare Way
Elyria, Ohio 44035
Attention: Robert K. Gudbranson
Email: rgudbranson@invacare.com
Phone: (800) 833-6900
Fax: (877) 619-7996

With a copy to:	Invacare Corporation
One Invacare Way
Elyria, Ohio 44035
Attention: Anthony LaPlaca, Esq.
Email: alaplaca@invacare.com
Phone: (440) 329-6283
Fax: (440) 329-6036

With a copy to:	Mansour Gavin, LPA
North Point Tower
1001 Lakeside Avenue, Suite 1400
Cleveland, Ohio 44114
Attention: Managing Partner
Email: acoyne@mggmlpa.com
Phone: (216) 523-1500
Fax: (216) 523-1709

Any party may change its notice or email address, and/or facsimile number by giving written notice thereof in accordance with this Paragraph. All notices hereunder shall be deemed given: (a) if delivered personally, when delivered; (b) if sent by certified mail, return receipt requested, postage prepaid, on the third day after deposit in the U.S. mail; (c) if sent by overnight courier, on the first business day after delivery to the courier; and (d) if sent by facsimile or email, on the date of transmission if sent on a business day before 5:00 p.m. Pacific time, or on the next business day; if sent on a day other than a business day or if sent after 5:00 p.m. Pacific time, provided that a hard copy of such notice is also sent by either a nationally recognized overnight courier or by U.S. mail, first class, postage prepaid.
E.    Attorneys’ Fees. In the event any suit, action or proceeding is instituted by any party in connection with the breach, enforcement or interpretation of this Agreement, the prevailing party therein shall be entitled to the award of reasonable attorneys’ fees and related costs in addition to whatever relief the prevailing party may be awarded.
F.    Real Estate Commission. Buyer represents and warrants to Seller and Seller represents and warrants to Buyer that no broker has been engaged by it in connection with the transaction contemplated by this Agreement, other than WWM Real Estate (“Broker”). Buyer covenants and agrees to pay any and all commissions due to Broker in connection with this Agreement pursuant to a separate written commission agreement and any other broker or finder claiming a commission or fee through Buyer. Each party shall indemnify, protect, defend and hold harmless the other party, including reasonable attorneys’ fees, in respect of any breach of such representation and warranty, which indemnity shall survive the Closing or earlier termination of this Agreement.
G.    Severability. The invalidity, illegality, or unenforceability of any provision of this Agreement shall in no way affect the validity of any other provision of this Agreement. In the event that any provision of this Agreement is contrary to any present or future statute, law, ordinance, or regulation, the latter shall prevail, but in any such event the provisions of this Agreement affected shall be curtailed and limited only to the extent necessary to bring it within the requirements of the law.
H.    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio. In the event of any legal action arising from this Agreement, the parties agree that venue shall be proper in any state or federal court located in Lorain County, Ohio, or the nearest location having jurisdiction.
I.    Waiver. The waiver or failure to enforce any provision of this Agreement shall not operate as a waiver of any future breach of such provision or any other provision hereof. No waiver shall be binding unless executed in writing by the party making the waiver. The failure of either party to insist on strict compliance with any of the terms, covenants, or conditions of this Agreement by the other party shall not be deemed a waiver of that term, covenant, or condition.
J.    Counterparts and Electronic Signatures. This Agreement may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, and such counterparts shall together constitute but one and the same Agreement. The parties shall be entitled to sign and transmit an electronic signature of this Agreement (whether by facsimile, PDF or other email transmission), which signature shall be binding on the party whose name is contained therein. Any party providing an electronic signature agrees to promptly execute and deliver to the other parties an original signed Agreement.
K.    Review; Interpretation. Each party to this Agreement has carefully reviewed this Agreement, is familiar with the terms and conditions herein, and was advised by legal counsel of his or its own choice with respect thereto. This Agreement is the product of negotiation among the parties hereto and is not to be interpreted or construed against any party hereto.
L.    Headings; Constructions. The headings which have been used throughout this Agreement have been inserted for convenience of reference only and do not constitute matter to be construed in interpreting this Agreement. Words of any gender used in this Agreement shall be held and construed to include any other gender, and words in the singular number shall be held to include the plural, and vice versa, unless the context requires otherwise. The words “herein”, “hereof”, “hereunder” and other similar compounds of the word “here” when used in this Agreement shall refer to the entire Agreement and not to any particular provision or section. If the last day of any time period stated herein shall fall on a Saturday, Sunday or legal holiday, then the duration of such time period shall be extended so that it shall end on the next succeeding day which is not a Saturday, Sunday or legal holiday.
M.    Survival. All of the representations, warranties, covenants, indemnities and agreements set forth herein shall survive the closing of the transaction and the delivery of the deed except as otherwise stated herein.
N.    Number, Gender and Tense. All words used in this Agreement shall be construed to include the plural as well as the singular number, the present tense shall include the past and future tense, and the masculine gender shall include the feminine and neuter gender.
O.    Independent Counsel. Each party to this Agreement represents and warrants that he has carefully reviewed and understands this Agreement, acknowledges that he has been advised to seek his own independent legal counsel with respect to this Agreement and the transactions contemplated hereby, has sought the advice of independent counsel of his own choosing or has knowingly and voluntarily declined the opportunity to obtain such counsel and signs this Agreement freely, knowingly and voluntarily. Buyer hereby represents and warrants to Seller that: (i) Buyer is not in a significantly disparate bargaining position in relation to Seller, and (ii) Buyer is purchasing the Properties for business, commercial, investment or other similar purpose.
P.    Time of Essence. Time is of the essence with respect to all matters contained in this Agreement.
Q.    Exchange Cooperation. Buyer and Seller agree to cooperate with each other in accomplishing a tax‑deferred exchange for either party under Section 1031 of the Internal Revenue Code, which shall include the signing of reasonably necessary exchange documents; provided, however, that (i) neither party shall incur any additional liability or financial obligations as a consequence of such exchange, (ii) such exchange shall not delay the Closing Date, and (iii) neither party shall be required to take title to any property as part of an exchange other than Buyer receiving title to the subject property herein. This Agreement is not subject to or contingent upon either party’s ability to effectuate a deferred exchange. In the event any exchange contemplated by either party should fail to occur, for whatever reason, the sale of the subject property shall nonetheless be consummated as provided herein.
R.    Further Acts. The parties agree to cooperate with each other to effectuate this Agreement. In addition to the acts recited in this Agreement to be performed by Seller and Buyer, Seller and Buyer agree to perform or cause to be performed before or after the Closing any and all such further acts as may be reasonably necessary or appropriate to accomplish the intent and purposes of this Agreement and to consummate the transaction contemplated hereby.
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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

BUYER:		SELLER:

INDUSTRIAL REALTY GROUP, LLC,		INVACARE CORPORATION,
a Nevada limited liability company		an Ohio corporation

By:	/s/ Stuart Lichter	By:	/s/ Robert K. Gudbranson
	Stuart Lichter, President		Robert K. Gudbranson
		Its:	Interim President and Chief Executive Officer

SCHEDULE 1.C
Personal Property

CF Building
HVAC System(s)

Headquarters Building
HVAC System(s)

Elyria Manufacturing Building
HVAC System(s)
Electrical Substation

Taylor Woods Building
HVAC System(s)
Generator

Sanford Building
HVAC System(s)

SCHEDULE 2.0

Allocation of the Purchase Price
Between the Properties, Real Property,
Personal Property and Intangible Property

CF Building
Real Property	$437,000
Personal Property	$36,000
Intangible Property	$10,000
Sub-Total	$483,000

Headquarters Building/Elyria Manufacturing Building
Real Property	$11,200,000
Personal Property	$855,950
Intangible Property	$366,450
Sub-Total	$12,422,400

Taylor Woods Building
Real Property	$4,300,000
Personal Property	$294,600
Intangible Property	$40,000
Sub-Total	$4,634,600

Sanford Building
Real Property	$4,880,000
Personal Property	$530,000
Intangible Property	$50,000
Sub-Total	$5,460,000
TOTAL	$23,000,000